Exhibit 10.1

INDEPENDENT CONSULTING AGREEMENT

This INDEPENDENT CONSULTING AGREEMENT (the “Agreement”), is dated September 19, 2012, to be effective as of October 1, 2012 (the “Effective Date”), by and between, Thomas A. McGauley, CPA, (“Consultant”), and GALECTIN THERAPEUTICS INC., a Nevada corporation, having its principal office at 4960 Peachtree Industrial Boulevard, Suite 240, Norcross, Georgia 30071 (the “Company”).

RECITALS

WHEREAS, Consultant is currently engaged by Company as a Consultant;

WHEREAS, Consultant and Company desire to continue their ongoing engagement of the Consultant with enhanced responsibilities as Acting Chief Financial Officer for a specific duration under written agreement;

WHEREAS, the current engagement of the Consultant with the Company ends September 30, 2012.

WHEREAS, in exchange for these services, the Company is expected to provide valuable consideration to Consultant in the form of the payments contemplated herein.

NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Incorporation of Recitals. The recitals set forth above are incorporated by reference into this Agreement as if set forth fully and completely herein.

2. Effective Date. This Agreement shall become effective as of the Effective Date.

3. Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings in this Agreement:

(a) “Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with another Person; a Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract, or otherwise.

(b) “Cause” means the earliest to occur of the following events, as determined by the Company in the reasonable exercise of its discretion: (i) Consultant’s willful misconduct; (ii) Consultant’s gross negligence; (iii) any breach or threatened breach of any of the representations, covenants and warranties provided in Sections 8 through 10 below; or (iv) Consultant’s failure to perform its other duties and obligations hereunder, which failure is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice describing Consultant’s alleged failure to perform.

(c) “CEO” means the chief executive officer of the Company.

(d) “Company Affiliate” means any Affiliate of the Company.

(e) “Company Business” means the research and development of therapeutic agents that are applicable in the treatment of fibrosis, cancer and related diseases and the discovery and development of carbohydrate based agents that are generally applicable to human disease.

(f) “Competing Business” means any Person that, in whole or in part, is engaged in, or conducts, a business substantially similar to the Company Business.

(g) “Confidential Information” means all oral and written information concerning the business, finances or operations of the Company and any Company Affiliate, including, but not limited to, any information relating to financial statements, evaluations, products, projects, business, plans, programs, plants, processes, manufacturing, marketing, research and development, know-how, technology, equipment and other assets, costs and customers (including, but not limited to, intellectual property, patents, and patents pending), subject only to the following exceptions. It is understood that the following shall not constitute Confidential Information or Trade Secrets (as defined below): (i) information that is now in the public domain or subsequently enters the public domain other than as the result of an unauthorized disclosure by Consultant or any of its representatives; (ii) information that was known by Consultant and was legitimately in its possession, without any obligation to keep such information confidential, prior to receipt from the Company and/or any Company Affiliate; (iii) information that Consultant obtains from any third-party unaffiliated with the Company or any Company Affiliate having legitimate possession of such information and who is not under any obligation to keep such information confidential; and/or (iv) information that Consultant independently acquires or develops without use of any information received from the Company or any Company Affiliate, and is wholly unrelated to the business of the Company or any Company Affiliate.

(h) “Disability” means the determination by two independent medical doctors (one selected by the Company’s health or disability insurer, and one selected by Consultant) that Consultant is unable to perform one or more of the essential functions contemplated in Section 4(b), either with or without a reasonable accommodation, for a period of no less than six (6) months, either consecutive or non-consecutive, within any twelve (12) month period. Any refusal by Consultant to submit to a medical examination for the purpose of evaluating Disability shall be deemed to constitute irrefutable evidence of a Disability.

(i) “Initial Term” means the initial contract period established in Section 4 below, excluding any renewals of this Agreement.

(j) “Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(k) “Restricted Period” means the Term (as defined below) and the two (2) year period following the date on which this Agreement is terminated regardless of the reason for such termination; provided, however, that the Restricted Period shall be extended by the length of time, if any, during which any party is in violation of any of its or his obligations under Sections 9 or 10 of this Agreement, as finally determined by the arbitration panel (or any court of competent jurisdiction in the event that arbitration is not compelled or any arbitration award is reviewed by such court).

(l) “Term” means the total period during which this Agreement remains in effect, including the Initial Term and any renewal terms.

(m) “Territory” means worldwide, which is the geographic territory in which the Company shall engage in the Company Business.

(n) “Trade Secrets” means any information not generally known about the business of the Company or any Company Affiliate which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality and from which the Company and/or any Company Affiliate derives economic value from the fact that the information is not generally known to other Persons who can obtain economic value from its disclosure or use, and shall include any and all Confidential Information which may be protected as a trade secret under any applicable law, even if not specifically designated as such.

(o) “Work Product” means any and all discoveries, designs, Trade Secrets, Confidential Information, trademarks, data, materials, formulae, research, documentation, computer programs, communication systems, audio systems, system designs, inventions (whether or not patentable), copyrightable subject matter, works of authorship, and any other kind of information or work product (including all worldwide rights therein under patent, copyright, trademark, trade secret, confidential information, moral rights, and other property rights), which Consultant has made or conceived, or may make or conceive, either solely or jointly with others, while providing services to the Company or any Company Affiliate relating to company business, or with the use of the time, material or facilities of the Company or any Company Affiliate, or relating to any actual or anticipated business of the Company or any Company Affiliate known to Consultant while providing services to the Company or any Company Affiliate, or suggested by or resulting from any task assigned to Consultant or work performed by Consultant for or on behalf of the Company or any Company Affiliate, in each instance whether before or during the Term.

4. Terms of the Engagement.

(a) Term. The Initial Term shall begin on the Effective Date and shall end on December 31, 2012, or such earlier date as this Agreement may be terminated in accordance with Section 5 below. The CEO, in his sole discretion, can extend the Agreement and continue on a month-to-month basis until the Company provides thirty (30) days’ notice of its desire to end its engagement of Consultant, or such earlier date as this Agreement may be terminated in accordance with Section 5 below.

(b) Consultant’s Services. Consultant shall provide financial services and serve as the Acting Chief Financial Officer to the Company in furtherance of the Company Business at the discretion of the CEO and in accordance with the business direction provided to Consultant by the CEO. Consultant agrees to devote the time and effort necessary to perform the services requested but in any event, Consultant agrees to be available for at least ninety five (95) hours per month during the Term. Consultant shall carry out all such services in accordance with all applicable laws and regulations governing the business of the Company, any Company Affiliate and Consultant. Consultant shall have discretion in the time, place and manner in which it provides services, giving due regard to the Company’s needs in growing the Company Business.

(c) Consultant’s Fee. Unless otherwise agreed by the parties in writing, the Company shall pay to Consultant a base fee of $14,250 per month, which is based on an estimated 95 (ninety five) hours of work per month. Hours greater than 95 (ninety five) during a month will be billed at the Consultant rate of $150 (one-hundred-fifty) per hour.

(d) Reimbursement of Expenses. Company shall reimburse Consultant, in accordance with the Company’s policies and practices in effect from time to time, for all out-of-pocket expenses reasonably incurred by Consultant in performance of Consultant’s duties under this Agreement. Consultant is responsible for proper substantiation and reporting of all such expenses. Consultant shall consult a tax advisor of their own choosing to determine the taxability of any reimbursements made hereunder and the record keeping requirements therefor.

(e) Independent Contractor Status. The relationship between Consultant and the Company is an independent contractor relationship so that Consultant is not an employee of the Company. Subject to the provisions of Sections 9 and 10 below, the relationship between the Company and Consultant is non-exclusive, meaning that Consultant may accept other engagements that do not conflict with its obligations hereunder. Consultant shall be responsible for all taxes arising from any compensation paid to it in connection with this Agreement, and no taxes shall be withheld from the sums paid to Consultant under this Agreement. Consultant, when requested by the Company, shall provide all required documentation to the Company demonstrating that any and all required federal, state and/or local taxes have been paid by Consultant.

(f) Benefits. Consultant shall not be eligible to participate in any employee pension, health, welfare or other benefit plan or program sponsored by the Company.

5. Early Termination. Notwithstanding anything in Section 4(a) to the contrary, this Agreement and the then current Term shall end upon the earliest to occur of any of the following events: (a) immediately upon Consultant’s death; (b) Consultant’s Disability, upon thirty (30) days’ written notice provided by the Company of such Disability event; (c) Cause, immediately upon written notice delivered by the Company; or (d) Consultant’s resignation, upon ninety (90) days’ written notice to the Company.

6. Rights and Remedies Upon Termination. Upon the termination of this Agreement for any reason, including, without limitation, upon the expiration of the then current Term following notice of non-renewal issued in accordance with Section 4(a) above, the parties shall not have any further rights, duties or obligations under this Agreement other than those provided in Sections 9 and 10 below. Notwithstanding the foregoing, the termination of this Agreement may trigger certain rights and obligations of the parties under other agreements, which rights and obligations shall not in any way be altered by this Agreement. Furthermore, the termination of this Agreement shall not in any way negate the parties’ respective rights, duties or obligations that accrued prior to the termination of this Agreement.

7. Indemnification by Consultant.

(a) Scope of Indemnification. Consultant shall indemnify and hold harmless the Company, any Company Affiliate and each of its and their respective partners, members, managers, officers, and directors (collectively, the “Company Parties”) harmless with respect to any and all actual or alleged claims, losses, liabilities, damages, expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred as a result of: (i) the classification of the relationship between Consultant and the Company as an independent contractor relationship; and (ii) any taxes due on payments made to Consultant; This indemnification and hold harmless provision expressly shall apply to any taxes, penalties and interest allegedly due from any of the Company Parties as a result of any matter within the scope of this Section.

(b) Claim for Indemnification. In the event that any of the Company Parties makes a claim for indemnification pursuant to Section 7(a), the Company Parties shall provide Consultant with notice of the claim, in writing, specifying the nature of the claim and the extent of indemnification sought (to the extent then known by the Company Parties). The Company Parties shall retain the right to engage counsel in the defense of any claim within the scope of the indemnification provision set forth in Section 7(a), and shall submit timely requests for payment to Consultant. Notwithstanding the foregoing, Consultant may satisfy its indemnification obligations, either in whole or in part, by providing applicable insurance that covers any such claim asserted against the Company Parties. To the extent that any insurance is not adequate to cover the full extent of the claim, Consultant shall remain responsible for all amounts owed above the limits of such insurance.

8. Material Inducements. Consultant represents, warrants and acknowledges that: (a) the covenants set forth in Sections 9, 10 and 11 are being provided as a material inducement for the Company’s willingness to enter into this Agreement; (b) he will be expending substantial time, money, effort and other resources to develop the goodwill, clients, business sources and relationships of the Company, which has a legitimate interest in protecting these interests; (c) he shall be privy to certain Confidential Information and Trade Secrets of the Company and Company Affiliates; (d) the nature and periods of the restrictions imposed by the covenants set forth in Sections 9 and 10 of this Agreement are fair, reasonable, and necessary to protect and preserve the goodwill, Confidential Information, Trade Secrets and other legitimate business interests of the Company and Company Affiliates; and (e) the Company and Company Affiliates (as applicable) will sustain great and irreparable loss and damage if was in any manner to breach any of the covenants set forth in Sections 9 and 10 of this Agreement.

9. Non-Competition and Non-Solicitation Covenants Protecting the Company’s Interests.

(a) During the Restricted Period, Consultant shall not, without the prior written consent of the CEO, engage in the Company Business on behalf of a Competing Business anywhere within the Territory, either directly or indirectly, alone or as a stockholder (other than as a holder of less than 5% of the capital stock of any publicly-traded corporation), partner, officer, director, employee, consultant, independent contractor, agent or otherwise in or with any organization other than the Company.

(b) During the Restricted Period, Consultant shall not, without the prior written consent of the CEO, on behalf of a Competing Business, solicit, divert, appropriate, take away or do business with any customer or potential customer of the Company or any Company Affiliate (as applicable) with whom Consultant had contact in performing any services pursuant to this Agreement.

(c) During the Restricted Period, Consultant shall not, without the prior written consent of the CEO, on behalf of a Competing Business, hire, retain, solicit or encourage any officer, employee or consultant of the Company or any Company Affiliate (as applicable) to leave their employment or affiliation with the Company or any Company Affiliate (as applicable) to become affiliated with a Competing Business.

10. Confidentiality and Company Property Covenants.

(a) Non-Disclosure of Confidential Information and Trade Secrets.

(i) Consultant covenants and agrees that all Confidential Information and Trade Secrets, and all physical embodiments thereof received or developed by him or disclosed to him in connection with this Agreement is confidential and is and will remain the sole and exclusive property of the Company or Company Affiliate, as applicable. Consultant furthermore covenants and agrees that, throughout the Restricted Period, he shall not use any Confidential Information or Trade Secrets of the Company or any Company Affiliate for any purpose other than for performing the obligations set forth in this Agreement; he will hold all Confidential Information and Trade Secrets in trust and in the strictest confidence; and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information, Trade Secrets or any physical embodiments thereof except to the extent necessary to perform the duties set forth in this Agreement, and in no event shall either of them take any action or fail to take the action necessary in order to prevent any Confidential Information or Trade Secret disclosed to or developed by any of them to lose its character or cease to qualify as Confidential Information or Trade Secrets. Notwithstanding anything contained herein to the contrary, this covenant shall not limit in any manner the protections otherwise afforded to the Company or any Company Affiliate by any applicable law or regulation governing confidential and/or trade secret information.

(ii) Notwithstanding anything in Section 10(a)(i) to the contrary, the disclosure of Trade Secrets is prohibited for the life of Consultant, or until the Trade Secret information becomes publicly available through no direct or indirect fault or act of Consultant.

(iii) In the event that Consultant is requested or becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or Trade Secrets, then such Person so requested or compelled shall provide the Company or any Company Affiliate (as applicable) with prompt written notice of such request or requirement so that the Company or any Company Affiliate (as applicable) may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 10. In the event that such protective order or other remedy is not obtained, or that the Company or any Company Affiliate (as applicable) waives compliance with the provisions of this Section 10, then Consultant agrees to furnish only that portion of the Confidential Information or Trade Secrets that he is advised by counsel is legally required to be disclosed and to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information and Trade Secrets.

(b) Return of Property. Promptly upon demand by the CEO, but in no event later than the termination of this Agreement, Consultant agrees to immediately return to the Company or Company Affiliate (as applicable) all property, Confidential Information and Trade Secrets of the Company and Company Affiliate (as applicable), regardless of whether in written or electronic form, including, but not limited to, all Work Product, writings, records, notes, files, data, memoranda, reports, price lists, devices, client lists, drawings, plans, sketches, documents, equipment, apparatus, physical manifestations of programs and like items, and all copies thereof. In addition, Consultant agrees to destroy all copies of any analyses, notes, compilations, studies or other documents that he prepared containing or reflecting any Confidential Information or Trade Secrets.

(c) Work Product. All Work Product shall be the exclusive property of the Company or Company Affiliate (as applicable). If any of the Work Product may not, by operation of law or otherwise, be considered the exclusive property of the Company or Company Affiliate, or if ownership of all right, title and interest to the legal rights therein shall not otherwise vest exclusively in the Company or Company Affiliate, then Consultant hereby assigns to the Company and Company Affiliates, without further consideration, the ownership of all Work Product. The Company and Company Affiliates shall have the right to obtain and hold in its and their own name copyrights, patents, registrations, and any other protection available in the Work Product. Consultant will promptly disclose any Work Product to the Company and Company Affiliate, through the CEO. Consultant agrees to perform, during or after the Term of this Agreement and without further consideration, such further acts as may be necessary or desirable to transfer, perfect and defend the ownership of the Work Product as requested by the Company or Company Affiliate.

(d) License. To the extent that any preexisting materials are contained in the materials Consultant delivers to the Company or the Company’s customers, and such preexisting materials are not Work Product, then Consultant hereby grants to the Company or Company Affiliate (as applicable) an irrevocable, exclusive, worldwide, royalty-free license to: (i) use and distribute (internally and externally) copies of, and prepare derivative works based upon, such preexisting materials and derivative works thereof, and (ii) authorize others to do any of the foregoing. Consultant shall notify the Company in writing of any and all preexisting materials of which Consultant has knowledge, and which are delivered to the Company by Consultant. Consultant acknowledges and agrees that the Company and Company Affiliates do not wish to incorporate any unlicensed or unauthorized materials into their products or technology. Therefore, Consultant agrees that he will not knowingly disclose to, use in performing services under this Agreement or cause the Company or any Company Affiliate to use any information or material which is confidential to any third party unless the Company or Company Affiliate has a written agreement with such third party or otherwise has the right to receive and use such information. Consultant will not knowingly incorporate into Consultant’s work any material which is the subject of the copyrights, patents or proprietary rights of any third party unless the Company or Company Affiliate has a written agreement with such third party or otherwise has the right to receive and use such information.

11. Remedies. Consultant acknowledges and agrees that the Company and Company Affiliates (as applicable) will suffer irreparable loss and damage if Consultant should breach or violate any of the covenants and agreements contained in Sections 9 and/or 10 of this Agreement. Consultant furthermore acknowledge and agree that, in addition to any other remedies available, the Company and Company Affiliates (as applicable) shall be entitled to injunctive relief to prevent a breach or threatened breach of any of the covenants or agreements contained in Sections 9 and/or 10 of this Agreement without the necessity of proving actual damages or being required to post a bond or other form of security. In the event that the Company or any Company Affiliate seeks enforcement of any of the covenants set forth in Sections 9 and/or 10 of this Agreement and secures any form of relief, whether interim or otherwise, then the Company and Company Affiliates (as applicable) will be entitled to recover from Consultant all reasonable attorneys’ fees and expenses incurred in the pursuit of such relief, in addition to all other damages and remedies otherwise available to the Company and Company Affiliates.

12. Reformation. If at any time the covenants set forth in Sections 9 and/or 10 of this Agreement shall be determined to be invalid or unenforceable, by reason of being vague, overbroad or unreasonable as to area, duration or scope of activity, then Consultant agrees that such covenants shall be modified and narrowed to the narrowest extent possible to protect the legitimate business interests of the Company and Company Affiliates as described in this Agreement, and without negating or impairing all of the other covenants set forth in this Agreement.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Georgia and the federal laws of the United States applicable therein.

14. Dispute Resolution.

(a) Except with respect to disputes, controversies or claims as to which a remedy sought is injunctive relief, if any dispute, controversy or claim arises out of or relates to this Agreement and the transactions contemplated hereby, the parties shall first attempt, for a period of thirty (30) days from the date on which a party provides another party with notice of such dispute, to resolve such dispute amicably through negotiation among designated executives of each party or by mediation. In the event that a dispute cannot be resolved within such thirty (30) day period or involves a remedy of injunctive relief, then such dispute shall be finally settled by arbitration in accordance with Title 9 of the United States Code (the “United States Arbitration Act”) and the Commercial Arbitration Rules, all as amended from time to time (the “Rules”) of the American Arbitration Association (“AAA”) and the provisions of this Section; provided, however, that the provisions of this Section shall prevail in the event of any conflict with such Rules.

(b) Unless otherwise agreed by all of the parties to the dispute, the parties agree that they shall use their best efforts to cause the matter to be presented to a panel of three arbitrators (at least one of whom shall have at least ten years of industry experience relating to the subject matter of the dispute) within thirty (30) days after the establishment of such panel. Such panel shall consist of one arbitrator selected by Consultant, one arbitrator selected by the Company, and a third arbitrator selected by the two arbitrators so selected, who shall act as chairman of the panel; provided, that each arbitrator shall be independent. Any arbitration shall be conducted in the regional office of the American Arbitration Association for the State of Georgia.

(c) The arbitration panel shall apply the law of the State of Georgia as to both substantive and procedural questions, but excepting any rule that would require the application of the law of a different jurisdiction and further excepting any rule that would result in judicial failure to enforce this arbitration provision or any portion thereof.

(d) The decision of a majority of the arbitration panel with respect to the matters referred to them pursuant hereto shall be final and binding upon the parties, subject to any rights of appeal under the Rules, and confirmation and enforcement thereof may be rendered thereon by any court having jurisdiction upon application of any Person who is a party to the arbitration proceeding. The arbitration panel shall set forth the grounds for its decision in the award.

(e) In addition to the provisions set forth in Section 11 of this Agreement, the costs and expenses incurred in the course of such arbitration, including reasonable attorneys’ fees, shall be borne by the party or parties against whose favor the decisions and conclusions of the arbitration panel are rendered; provided, however, that if the arbitration panel determines that its decisions are not rendered wholly against the favor of one party or parties or the other, the arbitration panel shall be authorized to apportion such costs and expenses in the manner that it deems fair and just in light of the merits of the dispute and its resolution.

15. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when actually received if such notice shall have been personally delivered, two business days after delivery when delivered by a recognized national courier service providing written or facsimile receipt or acknowledgement of delivery, five business days after mailing with postage prepaid by certified or registered mail with return receipt requested, or one business day after receipt of confirmation of a facsimile transmission, to the address of each party listed above

16. Capacity to Execute. Each of the parties represents and warrants that he or it is legally viable and competent to enter into this Agreement, is relying on independent judgment and the advice of legal counsel and has not been influenced, pressured, or coerced to any extent whatsoever in making this Agreement by any representations or statements made by any party, and/or any Person or Persons representing any party, and that the individuals executing this Agreement on his or its behalf are authorized to do so.

17. Assignment. This Agreement is not assignable or delegable, in whole or in part, by Consultant without the prior written consent of the CEO. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. Furthermore, the Company shall have the right to assign this Agreement to its successors and assigns, and all covenants herein shall inure to the benefit of, and be enforceable by, said successors and assigns.

18. Waiver. The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other party. The failure of a party at any time to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same.

19. Entire Agreement. This Agreement supersedes all other agreements, oral or written, between the parties with respect to the subject matter hereof, and contains all of the agreements and understandings between the parties with respect to the subject matter hereof. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. No parol evidence or other evidence may be admitted to alter, modify or construe this Agreement, which may be changed only by a writing signed by the parties hereto. Furthermore, any waiver or modification of any term of this Agreement shall be effective only if it is set forth in writing and signed by all parties hereto.

20. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument, with the same effect as if the signatures thereto were in the same instrument. Signature pages exchanged by telefax or other electronic means shall be fully binding.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONSULTANT:

/s/ Thomas A. McGauley
Thomas A. McGauley

COMPANY:

Galectin Therapeutics Inc.

By: /s/ Peter G. Traber
Name: Peter G. Traber, MD
Title: President, CEO, and CMO